Exhibit 3.17(g)
SET: Exhibit 3.17(g) APRIL 27, 2010 KURTZ GRAVEL COMPANY SUPERIOR HOLDINGS, INC. TITAN CONCRETE INDUSTRIES, INC. CONSENT IN LIEU OF A SPECIAL MEETING OF THE SHAREHOLDER The undersigned, being the sole shareholder of each of the corporations listed on Exhibit A attached hereto (each, a “Corporation” and collectively, the “Corporations”), in lieu of holding a special meeting of the shareholder of each of the Corporations, hereby takes the following actions and adopts the following resolution by written consent pursuant to the laws of each Corporation’s state of incorporation and the By-laws of each of the Corporations: APPOINTMENT OF DIRECTOR RESOLVED, that the sole shareholder hereby confirms and ratifies that the following person shall constitute all of the members of the Board of Directors of each of the Corporations, to serve in such capacity until his successor is duly elected and shall have qualified, or until his earlier death, resignation or removal: Robert D. Hardy FURTHER RESOLVED, that any acts of the Board of Directors of each of the Corporations, which acts would have been authorized by the foregoing resolutions except that such acts were taken prior to the adoption of such resolutions, are hereby severally ratified, confirmed, approved and adopted as acts in the name and on behalf of each of the Corporations. AMENDMENT OF BYLAWS WHEREAS, it is deemed advisable and in the best interests of Kurtz Gravel Company, a Michigan corporation (“Kurtz”) that Article IV, Section 1 of the Amended and Restated Bylaws of Kurtz Gravel Company (the “Bylaws”) be amended. WHEREAS, the sole shareholder may amend Kurtz’s Bylaws in accordance with Article XII of the Bylaws. K&E 16757050.1

RESOLVED, that Article IV, Section 1 of Kurtz’s Bylaws are hereby amended by deleting the first sentence of Article IV, Section 1 in its entirety and replacing it to read as set forth below: “The business and affairs of the Corporation shall be managed by a Board of Directors consisting of not less than one (1) individual as selected by the shareholders.” The action taken by this consent shall have the same force and effect as if taken at a special meeting of the shareholder duly called and constituted pursuant to the By-laws of each of the Corporations. * *** *

IN WITNESS WHEREOF, the undersigned has executed this Consent as ot the date first written above. U.S. CONCRET C., a De1awre corporation By; Name RobertJ). Hardy Its: Executive Vice Presid t and Chief F:inaneial Officer Shareholder Consent Appointment of Director

EXHIBIT A KURTZ GRAVEL COMPANY SUPERIOR HOLDINGS, INC. TITAN CONCRETE INDUSTRIES, INC.